Exhibit 21.1
Viavi Solutions Inc.
List of Subsidiaries
as of June 27, 2026

Name of Entity		State or Other Jurisdiction of Incorporation or Organization
DOMESTIC
1	Acterna LLC	Delaware
2	Inertial Labs, Inc.	Delaware
3	JDSU Acterna Holdings LLC	Delaware
4	Optical Coating Laboratory, LLC	Delaware
5	Viavi Solutions Inc.	Delaware
6	Viavi Solutions LLC	Delaware
7	Viavi Solutions Licensing LLC	Delaware
INTERNATIONAL
8	Viavi Solutions Ireland Limited	Ireland
9	Aeroflex Limited (UK)	United Kingdom
10	Comtest Wireless International Limited	United Kingdom
11	Comtest Wireless Limited	England and Wales
12	Flex Co., Ltd.	China
13	Inertial Labs UA	Ukraine
14	JDSU Benelux B.V.	Netherlands
15	Viavi Solutions do Brasil Ltda	Brazil
16	JDSU Holdings GmbH	Germany
17	JDSU International GmbH	Germany
18	Viavi Solutions (Thailand) Co., Ltd.	Thailand
19	Viavi Solutions (Beijing) Co., Ltd.	China
20	Viavi Solutions (Greater China) Limited	Hong Kong
21	Viavi Solutions (Hong Kong) Limited	Hong Kong
22	Viavi Solutions (Shenzhen) Co., Ltd.	China
23	Viavi Solutions (Suzhou) Co., Ltd.	China
24	Viavi Solutions AB	Sweden
25	Viavi Solutions Australia Pty Ltd	Australia
26	Viavi Solutions Austria GmbH	Austria
27	Viavi Solutions Canada ULC	Canada
28	Viavi Solutions Cayman Ltd	Cayman Islands
29	Viavi Solutions de Mexico, S. de R.L. de C.V	Mexico
30	Viavi Solutions Deutschland GmbH	Germany
31	Viavi Solutions France SAS	France
32	Viavi Solutions GmbH	Germany
33	Viavi Solutions India Pvt. Ltd.	India
34	Viavi Solutions Isreal Ltd.	Isreal
35	Viavi Solutions Italia S.R.L.	Italy
36	Viavi Solutions Japan K.K.	Japan
37	Viavi Solutions Korea Ltd	Korea
38	Viavi Solutions Optical Coating India Private Limited	India
39	Viavi Solutions Pension Trustee UK Limited	England and Wales
40	Viavi Solutions Sp.z.o.o.	Poland
41	Viavi Solutions Romania SRL	Romania
42	Viavi Solutions Singapore Pte. Ltd.	Singapore
43	Viavi Solutions Spain, S.L.	Spain
44	Viavi Solutions UK Limited	United Kingdom
45	Viavi Solutions World Holdings GmbH & Co KG	Germany